EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-209460, 333-172264 and 333-131877) on Form S-3 and Registration Statements (No. 333-198325 and 333-118319) on Form S-8 of Eagle Financial Services, Inc. of our reports dated March 13, 2020, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Eagle Financial Services, Inc., which appear in this Annual Report on Form 10-K of Eagle Financial Services, Inc. for the year ended December 31, 2019.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia
March 13, 2020